SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                                    36-3207413
  (State or other jurisdiction             (IRS Employer Identification Number)
of incorporation or organization)

                              99 Wood Avenue South
                                    Suite 311
                            Iselin, New Jersey 08830
                    (Address of Principal Executive Offices)

                             2000 Stock Option Plan
                              (Full Title of Plan)

                                 Gad Riesenfeld
                              99 Wood Avenue South
                                    Suite 311
                            Iselin, New Jersey 08830
                                 (732) 452-9556
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             Adam D. Eilenberg, Esq.
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                 Proposed            Proposed
                                                 Maximum             Maximum
Title of Securities to     Amount to be          Offering Price      Aggregate             Amount of
be Registered              Registered(1)         Per Share (2)       Offering Price (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value       2,000,000              $1.06            $2,120,000             $196
     $0.03 per share
-----------------------------------------------------------------------------------------------------------

(1) Represents up to 2,000,000 shares that may be acquired upon exercise of options granted pursuant to Pharmos Corporation's 2000 Stock Option Plan.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low sales prices of the registrant's common stock on August 2, 2002, as reported on the Nasdaq Stock Market.

                                EXPLANATORY NOTE

This Registration Statement registers shares of our company's common stock that may be acquired upon the exercise of options granted pursuant to our 2000 Stock Option Plan. As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of our company's previously filed Registration Statement on Form S-8, Registration No. 333-64312, which registered 1,500,000 shares of common stock that may be acquired upon the exercise of options granted pursuant to our 2000 Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE

      The information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

      The prospectus being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of S-3, and may be used for reofferings of Pharmos common stock to be acquired in the future under our 2000 Stock Option Plan by the persons named in the prospectus.

PROSPECTUS

                               PHARMOS CORPORATION

                        2,000,000 SHARES OF COMMON STOCK

      This prospectus relates to up to 2,000,000 shares of common stock of Pharmos Corporation that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to the exercise of options under our 2000 Stock Option Plan. We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted under the plan.

      From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 2, 2002.

                              AVAILABLE INFORMATION

      Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

      Pharmos has filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Pharmos with the Commission are incorporated in this prospectus by reference:

o our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

o     our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

o     our Current Report on Form 8-K filed on January 4, 2002; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

      All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert W. Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, in the future, receive proceeds from the exercise of options described in this prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. We will use any such proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

      The persons that may offer shares of our common stock pursuant to this prospectus are persons who may be granted options under our 2000 Stock Option Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

      We will, from time to time, supplement this prospectus in order to reflect option grants under the plan and/or to name grantees who are officers and/or directors as selling stockholders.

                              PLAN OF DISTRIBUTION

      The selling stockholders are offering the shares of common stock for their own account, and not for the account of Pharmos. We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted or to be granted under the plan.

      From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

      Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

      To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.

                                  LEGAL MATTERS

      Legal matters in connection with the securities being offered hereby will be passed upon for Pharmos by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.

Item 8.  Exhibits.

5     Opinion of Ehrenreich Eilenberg & Krause LLP

23.1  Consent of PricewaterhouseCoopers LLP

23.2 Consent of Ehrenreich Eilenberg & Krause LLP (included in the opinion filed as Exhibit 5)

24    Power of Attorney (included under the caption "Signatures")

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on this 2nd day of August, 2002.

                                     PHARMOS CORPORATION


                                By:  /s/ HAIM AVIV
                                     -----------------------------------------
                                     Dr. Haim Aviv, Chairman, Chief Scientist,
                                     Chief Executive Officer (Principal
                                     Executive Officer) and Director

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints each of Dr. Haim Aviv and Robert Cook as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2002.

Signature                           Title
---------                           -----

                                    Director
---------------------------
Lawrence Marshall

                                    Director
---------------------------
David Schlachet

/s/ GEORGES ANTHONY MARCEL          Director
---------------------------
Georges Anthony Marcel

/s/ MONY BEN-DOR                    Director
---------------------------
Mony Ben-Dor

/s/ ELKAN GAMZU                     Director
---------------------------
Elkan Gamzu

/s/ ROBERT W. COOK                  Executive Vice President and Chief
---------------------------         Financial Officer (Principal
Robert W. Cook                      Financial Officer and Principal
                                    Accounting Officer)